Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Ed Tagliaferri: 212 981 5182 / edmund_tagliaferri@dkcnews.com

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE GROUP AND LIGHTSTONE VALUE PLUS REIT CLOSE ON $51 MILLION CONSTRUCTION LOAN FOR QUEENS RESIDENTIAL PROJECT

50-01 2nd Street, an upscale, 12-story, 199-unit rental development under construction in Long Island City, expects first occupants in April 2014

New York, NY, (October 5, 2012) – The Lightstone Group (“Lightstone”) and Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) announced that it has closed a $51 million construction loan with Canadian Imperial Bank of Commerce (“CIBC”) for a 199-unit residential development located at 50-01 2nd Street in Long Island City, Queens on September 28, 2012.

Located on the East River in Long Island City, 50-01 2nd Street will be a 12-story, upscale rental complex, boasting easy access to Manhattan, impressive views of the skyline, 24-hour doorman service, a state-of-the-art fitness center, yoga studio, roof deck and tenant lounge. Construction on the project has already started and is expected to be completed by April 2014. The property is located across the street from the 40-acre Gantry Park, which features a cobblestoned waterfront promenade and a beautifully landscaped public park.

“We are excited to be moving forward with this project and have CIBC as our partner,” said David Lichtenstein, Chairman and CEO of The Lightstone Group. “This transaction shows the confidence CIBC has in the Lightstone Group and the commitment that we at Lightstone have to development in New York City, as 50-01 2nd Street is one of several projects we have underway here.”

Other New York City projects include:

•	Carroll Gardens: A proposed 700-unit, residential rental development, located at 363-365 Bond Street and 400 Carroll Street in the Carroll Gardens section of Brooklyn and would include a waterfront esplanade. The project is still seeking approvals, but construction could begin in 2013, with completion in 2015.

•	Bronx Outlets: Lightstone purchased the 1-million-square-foot site at 2505 Bruckner Boulevard in the Bronx, located just eight miles from Manhattan, in May 2012. The company is looking into the possibility of developing a 600,000-square-foot upscale outlet mall on the site, which currently houses the 14-screen Whitestone Multiplex Cinema.

About The Lightstone Group

Founded in 1988, The Lightstone Group is one of the largest privately held real estate companies in the United States today, with a diversified portfolio of industrial, office, retail and residential real estate assets, including 8.1 million square feet of commercial space and more than 11,000 multifamily units in 19 states, the District of Columbia and Puerto Rico.

Lightstone manages its business through operating platforms, each focused on a specific real estate asset class. Headquartered in New York, Lightstone employs more than 500 professionals in New York, New Jersey, Maryland and Illinois. Through Paragon Outlet Partners, a wholly-owned subsidiary, Lightstone has more than 2 million square feet of outlet malls under development.

For more information, visit www.lightstonegroup.com.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group. Founded in 1988 by David Lichtenstein, The Lightstone Group has grown to become one of the largest privately held real estate companies in the United States. Its diversified portfolio of industrial, office, retail and residential real estate assets includes 8.1 million square feet of commercial space and more than 11,000 multifamily units in 19 states, the District of Columbia and Puerto Rico.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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